EXHIBIT 99.1

GURWITCH PRODUCTS, L.L.C. TO EXPLORE STRATEGIC ALTERNATIVES

Gurwitch Products, L.L.C. announced today it has begun exploring various strategic alternatives. Gurwitch Products, L.L.C., which produces, manages and markets Laura Mercier Cosmetics and Skincare, a global brand of high-end cosmetics, stated that these alternatives could include a recapitalization or possible sale of the company, but that there could be no assurance that this process will result in any specific transaction. Finance. Inc. has been engaged to assist the company.

"We are reviewing many global opportunities to continue to grow our business" said Janet Gurwitch, CEO of Gurwitch Products, L.L.C.. "My board an I believe we should explore all of the options available to maximize our potential."

Since its founding in 1995, Gurwitch Products, L.L.C. has grown into a company that produces and markets Laura Mercier Cosmetics, skincare, body and bath and fragrance. Laura Mercier products are available in over 400 stores in 22 countries.

Financo, Inc., founded in 1971, is a New York based investment banking firm specializing in advisory and capital raising activities for consumer product companies.

Contacts:

Gurwitch Products, L.L.C.
Robert E. Hurtte, Jr., 281-275-7007
or
Financo, Inc.
Joyce I. Greenberg, 212-593-7389